Exhibit 99.1

NEWS RELEASE
Contact: Bob Butter, Communications / Office: 412-820-1347/ bbutter@tollgrade.com
TOLLGRADE REPORTS THIRD QUARTER 2008 RESULTS
STRATEGIC REVIEW RESULTS IN GREATER FOCUS
ON SERVICE ASSURANCE SOLUTIONS
•	FOCUS ON TELECOM GROWTH

•	KEY MANAGEMENT APPOINTMENTS PART OF STRATEGY

•	BOARD AUTHORIZES $15 MILLION STOCK REPURCHASE
PITTSBURGH, October 22, 2008 — Tollgrade Communications, Inc. (NASDAQ: TLGD), a leading supplier of network service assurance test products and solutions, today reported revenue of $15.2 million and GAAP earnings per share of $0.07 for the third quarter ended September 27, 2008. These results include the effects of non-cash charges for stock-based compensation and restructuring expenses, which amounted to $0.01 per share. Excluding these charges, non-GAAP earnings per share for the third quarter 2008 was $0.08. In comparison, revenue and GAAP earnings per share for the third quarter ended September 29, 2007 were $20.6 million and $0.11, respectively, while earnings per share on a non-GAAP basis for the third quarter ended September 29, 2007, was $0.13.
“Operating results for the third quarter exceeded revenue expectations and, for the first time this year, we achieved profitability,” said Tollgrade President and CEO Joseph Ferrara. “Contributions from our service application software solutions continue to be a growing source of our overall revenue. We also had our first domestic sale of DigiTest® ICE™ to a new customer during the quarter. In addition, we continue to have a debt-free balance sheet with cash and short term investments growing to more than $62 million,” added Ferrara.
Strategic Initiatives
The Company has recently completed a comprehensive strategic review of its business that began in April, 2008. With the assistance of Needham & Company, LLC, an investment banking firm, Tollgrade evaluated a range of strategic alternatives to enhance shareholder value, including a possible sale of the Company, an assessment of each business unit, a reformulated organic strategy, acquisition and merger alternatives, and stock buy-back and dividend options. Upon conclusion of its review and in light of current economic conditions and the Company’s strong balance sheet, the Board of Directors determined that the appropriate strategy at the current time is to seek to enhance shareholder value through a refocusing of the Company’s core business by emphasizing its service assurance offerings to the telecom market.
“Following our strategic review process, we concluded that the strength of Tollgrade’s software testing solutions represents the best opportunity to further expand our addressable market and revenue growth potential. We believe there is an opportunity for an integrated software platform to serve multiple applications and products, specifically for the telecom industry in the IP service assurance market. According to industry analysts, this nearly one billion dollar market is expected to experience annual growth rates of twenty percent in the next four years. Our strategy, which will involve the creation of new software products and partnerships, should allow us to leverage our incumbent position with customers, and enhance the value of our long term relationships and services agreements. With the goal of improving shareholder value, our Board of Directors and management believes that expanding the focus of our core business strength at this time is in the best interests of shareholders, customers and employees,” stated Ferrara.
An equally important part of the refocused strategy includes enhancing the management capability to support it.  Effectively immediately, the Company has appointed three new executives to serve on its management team: Gary W. Bogatay, Jr. has been named Chief Financial Officer and Treasurer; David L. Blakeney has been named Vice President, Research and Development; and Kenneth J. Shebek has been named Vice President, Operations.  (A separate, more detailed release on these management appointments has been issued.)
As a result of the strategic review process, and consistent with the Board of Director’s view of the Company’s short- and long-term business opportunities, Tollgrade’s Board of Directors has authorized the repurchase of up to $15.0 million of its common stock. The repurchase method may be in the form of open market repurchases and privately negotiated transactions or a Dutch auction tender offer, the details of which will be announced at a later date. As of September 27, 2008, the Company had approximately 13.2 million shares of common stock outstanding.
Third Quarter 2008 Revenue Results
Sales from services, which include software maintenance, project management fees and repairs, were $6.0 million in the third quarter 2008 compared to $5.0 million in the third quarter 2007. The third quarter 2008 includes three months of services revenue from international customers of the Broadband Test Division (BTD), while the third quarter of 2007 included only two months as the acquisition of BTD was completed in August 2007.
Sales of Tollgrade’s system test products, which include DigiTest, LDU™ and N(x)Test™ hardware products as well as custom software applications and licenses, were $4.1 million in the third quarter 2008, compared to $9.2 million in the third quarter 2007. Third quarter 2008 sales were lover as a result of the completion of a significant international project in 2007, but partially offset by our first domestic sale of our DigiTest ICE product and higher sales of custom software applications.
Overall sales of the Company’s MCU® products, which extend testability into the POTS network, were $3.2 million in the third quarter 2008, compared to $3.6 million in the third quarter 2007. The $0.4 million decline was attributable to lower demand for OEM versions of the MCU product.
Overall sales of cable hardware and software products were $1.9 million in the third quarter 2008 compared to $2.8 million in the third quarter 2007. The year over year decline was a result of reduced market demand from both direct and indirect sales channels.
Third Quarter 2008 Financial and Operating Data
Gross profit for the third quarter 2008 was $8.2 million, compared to $10.9 million in the third quarter 2007. As a percentage of sales, gross profit was 53.9% in the third quarter 2008, compared to 53.2% in the third quarter 2007.
The Company lowered operating expenses to $7.3 million for the third quarter 2008, compared to $9.5 million in the third quarter 2007. Excluding restructuring and stock compensation expenses from both periods, operating expenses on a non-GAAP basis were $7.1 million and $9.0 million in the third quarter 2008 and 2007, respectively.
Selling and marketing expenses in the third quarter 2008 were lowered to $2.0 million compared to $2.9 million in the third quarter 2007. The decrease in selling and marketing expense was primarily due to our cost reduction initiatives initiated during the first quarter 2008. Compared to the second quarter 2008, selling and marketing expenses for the third quarter 2008 decreased by $0.2 million. In both the second and third quarters, the cost reductions were offset, in part, by increases in selling and marketing expenses resulting from the BTD acquisition.
General and administrative expenses were $2.2 million for the third quarter 2008 compared to $2.7 million in the third quarter 2007. The decrease was due primarily to charges for transitional services related to the BTD acquisition in the third quarter 2007.
Research and development costs were $3.0 million for the third quarter 2008 compared to $3.7 million in the third quarter 2007. The decrease of $0.7 million or 17.9% is attributable to the completion of the transitional engineering program in early 2008 related to the BTD integration, as well as the impact of our cost reduction program.
The provision for income taxes of approximately $0.3 million consists primarily of taxes on income earned in certain foreign jurisdictions. Based on a review of our tax position at September 27,

2008, management did not record any tax provision on income pertaining to its U.S. operations or tax benefit on losses in certain foreign operations.
The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $18.4 million as of September 27, 2008, compared to a backlog of $19.2 million as of December 31, 2007. The backlog at September 27, 2008 and December 31, 2007 included approximately $14.4 million and $13.6 million, respectively, related to software maintenance contracts, which is primarily earned and recognized as income on a straight-line basis during the remaining terms of these agreements.
Management expects that approximately 40% of the current total backlog will be recognized as revenue in the fourth quarter 2008.
Fourth Quarter 2008 Outlook
“Looking ahead, we expect fourth quarter 2008 revenue to range from $12 million to $15 million, the same revenue guidance range provided in the third quarter, 2008. We remain cautious about the impact of general economic conditions and the tight credit market on our customer purchases,” said Joseph Ferrara. “This guidance sets full year 2008 revenues in the range of $55 million to $58 million.”
“The repositioning of the Company as a result of the strategic review process addresses the need to replace revenue from reduced demand for our mature products with new sources of growth as we focus on delivering new service assurance solutions to the telecom industry. While this initiative will take time to implement, we are well-positioned to execute on our plans as we continue on a path to develop a sustainable position in a market that can support long term profitable growth,” said Ferrara.
Conference Call and Webcast
A conference call to discuss earnings results for the third quarter 2008 will be held on Thursday, October 23, 2008 at 9:00 AM, Eastern Time. The telephone number for U.S. participants is 1-800-860-2442 (international: 412-858-4600). Please reference Tollgrade’s Third Quarter 2008 Earnings Results Call. The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, simply log on to the following URL address: http://www.videonewswire.com/event.asp?id=52230

About Tollgrade
Tollgrade Communications, Inc. is a leading supplier of service assurance products and solutions for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and status monitoring products, and next generation network assurance technologies. Tollgrade’s customers range from the top telecom and cable providers, to numerous independent telecom, cable and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of cable and telecom companies offering current and emerging triple play services, as well as for power distribution companies.  For more information, visit Tollgrade’s web site at www.tollgrade.com.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	September	September	September	September
	27, 2008	29, 2007	27, 2008	29, 2007
Revenues:
Products	$9,240	$15,528	$24,869	$36,388
Services	5,966	5,050	18,118	11,413

	15,206	20,578	42,987	47,801

Cost of sales:
Products	4,251	7,305	12,344	16,758
Services	1,916	1,424	5,826	3,234
Amortization	843	903	2,711	2,041
Impairment	—	—	3,291	—
Inventory writedown/restructuring	—	—	759	—

	7,010	9,632	24,931	22,033

Gross profit	8,196	10,946	18,056	25,768

Operating expenses:
Selling and marketing	1,999	2,853	6,596	7,363
General and administrative	2,227	2,673	7,054	7,121
Research and development	3,034	3,694	9,880	9,639
Restructuring	5	233	510	827

Total operating expenses	7,265	9,453	24,040	24,950

Income (loss) from operations	931	1,493	(5,984)	818
Interest income	264	635	1,069	2,151

Income (loss) before income taxes	1,195	2,128	(4,915)	2,969
Provision for income taxes	277	702	926	982

Net income (loss)	$918	$1,426	$(5,841)	$1,987

Diluted earnings per-share information:

Weighted average shares of common stock and equivalents:	13,187	13,440	13,170	13,467

Net income (loss) per common and common equivalent shares	$0.07	$0.11	$(0.44)	$0.15

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	September	December
	27, 2008	31, 2007
ASSETS

Current assets:

Cash and cash equivalents	$61,241	$58,222
Short-term investments	989	632
Accounts receivable:
Trade	10,621	14,625
Other	2,535	2,255
Inventories	11,295	13,687
Prepaid expenses and deposits	825	1,120
Deferred and refundable tax assets	297	503
Assets held for sale	—	272

Total current assets	87,803	91,316

Property and equipment, net	3,473	4,279
Intangibles	38,110	44,215
Other assets	339	333

Total assets	$129,725	$140,143

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$670	$4,214
Accrued warranty	1,407	1,937
Accrued expenses	1,615	3,148
Accrued salaries and wages	413	891
Accrued royalties payable	210	707
Income taxes payable	1,161	572
Deferred revenue	4,183	2,767

Total current liabilities	9,659	14,236

Pension obligation	1,014	908
Deferred tax liabilities and other taxes	2,155	1,999

Total liabilities	12,828	17,143

Total shareholders’ equity	116,897	123,000

Total liabilities and shareholders’ equity	$129,725	$140,143

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended
	September	September
	27, 2008	29, 2007
Cash flows from operating activities:
Net (loss) income	$(5,841)	$1,987
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Impairment	3,291	—
Depreciation and amortization	4,046	3,258
Stock-based compensation expense	341	829
Valuation allowance	129	145
Deferred income taxes	190	1,402
Restructuring and write-down of inventory	775	313
Provisions for losses on inventory	375	333
Provision for allowance for doubtful accounts	28	96
Changes in assets and liabilities:
Accounts receivable-trade	6,634	525
Accounts receivable-other	(498)	752
Inventories	1,277	(3,730)
Prepaid expense and other assets	352	163
Accounts payable	(6,332)	215
Accrued warranty	(527)	(146)
Accrued expenses and deferred income	(467)	(1,998)
Accrued royalties payable	(497)	318
Income taxes payable	612	—

Net cash provided by operating activities	3,888	4,462

Cash flows from investing activities:
Purchases of Broadband Test Division of Teradyne	—	(11,952)
Purchase of short-term investments	(2,279)	(11,608)
Redemption/maturity of short-term investments	1,922	9,207
Capital expenditures, including capitalized software	(565)	(1,220)
Sale of assets held for sale	263	892

Net cash used in investing activities	(659)	(14,681)

Cash flows from financing activities:
Repurchase of treasury shares	—	(1,109)
Proceeds from exercise of stock options	—	89
Excess tax benefit from stock-based compensation	—	10

Net cash used in financing activities	—	(1,010)

Net increase (decrease) in cash and cash equivalents	3,229	(11,229)
Effect of exchange rate changes on cash & cash equivalents	(210)	(33)
Cash and cash equivalents at beginning of period	58,222	57,378

Cash and cash equivalents at end of period	$61,241	$46,116

Explanation of Non-GAAP Measures
During the third quarter 2008, we continued the restructuring programs that we announced on July 27, 2006 and January 30, 2008, aimed at reducing the Company’s existing cost structure. We have provided non-GAAP financial measures (e.g., non-GAAP earnings per share) that exclude the charges associated with the continuation of the restructuring initiatives, as well as the related income tax effects of such items, stock-based compensation expense, write-downs and impairments. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our third quarter and year to date financial performance. We believe that by excluding these charges, as well as the related income tax effects, our non-GAAP measures provide supplemental information to both management and investors that is useful in assessing our core operating performance, in evaluating our ongoing business operations and in comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to plan and forecast future periods and to assist us in making operating and strategic decisions. The presentation of this additional information is not prepared in accordance with GAAP. The information may, therefore, not necessarily be comparable to that of other companies and should be considered as a supplement to, and not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
To supplement the presentation of our non-GAAP financial measures for the three and nine month periods ended September 27, 2008 and September 29, 2007, we have prepared the following tables that reconcile the differences between the non-GAAP financial measures with the most comparable measures prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be used in isolation from or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effect:
•	Restructuring expense: For the three and nine month periods ended September 27, 2008 and September 29, 2007, we have excluded the effect of restructuring programs from our GAAP operating expense, operating income, net income and diluted EPS. The restructuring program included charges primarily associated with employee severance, refinement of estimates related to relocation, and lease termination costs. We believe it is useful for investors to understand the effect of these expenses on our operating performance.

•	Stock-based compensation expense: For the three and nine month periods ended September 27, 2008 and September 29, 2007, we have excluded the effect of employee stock-based compensation expense on operating expenses, operating income (loss), net income (loss) and diluted EPS. We exclude employee stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses that we believe are not reflective of our core operating performance.

•	Impairment charges: For the nine month period ended September 27, 2008, we have excluded the effect of certain intangible and inventory impairment charges on gross profit, gross margin, operating loss, net loss and diluted EPS. We believe it is useful for investors to understand the effect of these charges on our operating performance. There were no comparable charges in the three months ended September 27, 2008 and the nine months ended September 29, 2007.

Reconciliation to GAAP- Quarter Ended September 27, 2008 (Unaudited)

		Gross
(In thousands, except	Gross	Profit	Operating	Operating	Net	Diluted
per share amount)	Profit	Percentage	Expense	Income	Income	EPS

GAAP Reported Results	$8,196	53.9%	$7,265	$931	$918	$0.07

Restructuring	—	—%	(5)	5	5	—

Stock-based compensation	—	—%	(184)	184	184	0.01

Non-GAAP Results, Excluding special items	$8,196	53.9%	$7,076	$1,120	$1,107	$0.08

Reconciliation to GAAP- Nine Months Ended September 27, 2008 (Unaudited)

		Gross
(In thousands, except	Gross	Profit	Operating	Operating	Net	Diluted
per share amount)	Profit	Percentage	Expense	Loss	Loss	EPS

GAAP Reported Results	$18,056	42.0%	$24,040	$(5,984)	$(5,841)	$(0.44)

Impairment	3,291	7.6%	—	3,291	3,291	0.25

Restructuring	759	1.8%	—	759	759	0.06

Restructuring	—	—%	(510)	510	510	0.03

Stock-based compensation	—	—%	(341)	341	341	0.03

Non-GAAP Results, Excluding special items	$22,106	51.4%	$23,189	$(1,083)	$(940)	$(0.07)

Reconciliation to GAAP- Quarter Ended September 29, 2007 (Unaudited)

		Gross
(In thousands, except per	Gross	Profit	Operating	Operating	Net	Diluted
share amount)	Profit	Percentage	Expense	Income	Income	EPS

GAAP Reported Results	$10,946	53.2%	$9,453	$1,493	$1,426	$0.11

Restructuring	—	—%	(233)	233	156	0.01

Stock-based compensation	—	—%	(200)	200	134	0.01

Non-GAAP Results, Excluding special items	$10,946	53.2%	$9,020	$1,926	$1,716	$0.13

Reconciliation to GAAP- Nine Months Ended September 29, 2007 (Unaudited)

		Gross
(In thousands, except per	Gross	Profit	Operating	Operating	Net	Diluted
share amount)	Profit	Percentage	Expense	Income	Income	EPS

GAAP Reported Results	$25,768	53.9%	$24,950	$818	$1,987	$0.15

Restructuring	—	—%	(827)	827	553	0.04

Stock-based compensation	—	—%	(828)	828	554	0.04

Non-GAAP Results, Excluding special items	$25,768	53.9%	$23,295	$2,473	$3,094	$0.23

Forward Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue for the fourth quarter 2008 and the expected revenue contribution from new products and solutions. The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.
In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements”: (a) inability of the management team to implement the strategic repositioning of the Company to focus on its service assurance offerings in the telecom markets; (b) inability to complete or possible delays in completing certain research and development efforts required for new products and solutions and delays in market acceptance of our new network acceptance solutions beyond the timeframes anticipated or at all; (c) general economic uncertainty and its impact on the capital budgets for certain of our major customers; (d) the inability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing telecommunications markets and network technologies; (e) the inability of the Company to realize the benefits of the reduction in its cost structure due to changes in its markets or other factors, and the risk that the reduction in costs will not restore profitability in the timeframe anticipated by the Company; (f) the risk that our cost-cutting initiatives may have impaired the Company’s ability to effectively develop and market products and remain competitive in the telecom business; (g) possible delays in, or the inability to, complete negotiation and execution of purchase and service agreements with new or existing customers; (h) further declines in demand for our existing cable testing products; (i) pricing pressures affecting our cable-related products as a result of increased competition, consolidation within the cable industry and the adoption of standards-based protocols; (j) our dependence upon a limited number of third party subcontractors and component suppliers to manufacture or supply certain aspects of the products we sell; (k) the ability to manage the risks associated with and to grow our business; (l) the uncertain economic and political climate in certain parts of the world where we conduct business and the potential that such climate may deteriorate; and (m) our ability to efficiently integrate acquired businesses and achieve expected synergies. Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2007 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.

™ ICE is a trademark of Tollgrade Communications, Inc.

™ N(x)Test is a trademark of Tollgrade Communications, Inc.

™ LDU is a trademark of Tollgrade Communications, Inc.

®   DigiTest is a registered trademark of Tollgrade Communications, Inc.

®   MCU is a registered trademark of Tollgrade Communications, Inc.

    All other trademarks are the property of their respective owners.